Exhibit 10.32.D

9721 Sherrill Blvd. | Knoxville TN 37932
865-560-4328 | fax 865-560-4710

Kenneth W. Lowe	ken.lowe@scrippsnetworks.com
Chairman of the Board, President,
Chief Executive Officer	assistant: Nancy Walters | nancy.walters@scrippsnetworks.com

EXECUTION VERSION

February 19, 2015

Joseph G. NeCastro

9721 Sherrill Blvd

Knoxville, TN 37932

Re:	Amendment No. 3 to Employment Agreement

Dear Joe:

This Amendment No. 3 (this “Amendment”) to your Employment Agreement with Scripps Networks Interactive, Inc. (the “Company”), dated as of March 29, 2010 and amended as of November 14, 2012 and November 13, 2013 (the “Employment Agreement”), amends the Employment Agreement as expressly stated herein.

1.	Defined Terms. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

2.	Amendments. The Employment Agreement is hereby amended as follows:

(a)	The first sentence of paragraph 2 is hereby deleted in its entirety and replaced with the following:

“You will be the Chief Development Officer, reporting to the Chief Executive Officer of the Company (“Reporting Senior”). Your role will include the oversight and management of the International and Business Development business units of the Company, and the heads of those units, as well as the head of Global Operations, the Chief Technology Officer and the EVP-Chief Communications Officer, shall report directly to you.”

(b)	The last sentence of paragraph 2 is hereby deleted in its entirety and replaced with the following:

“Your principal place of employment shall be in Knoxville, Tennessee; provided that you may be required under reasonable business circumstances to travel outside of such location in connection with performing your duties under this Agreement.”

(c)	The first sentence of paragraph 3(a) is hereby amended, effective as of January 1, 2015, by deleting the dollar figure “$850,000” and replacing it with “$904,000”.

(d)	The first sentence of paragraph 4 is hereby amended by adding the following clause at the end thereof:

“; provided that your level of participation, expressed as a percentage of Annual Salary, shall be substantially similar to that of the other similarly situated executives who report to your Reporting Senior.”

(e)	Paragraph 6 is hereby deleted in its entirety and replaced with the following:

“6.	Termination as a Result of Death. Your employment with the Company shall terminate in the event of your death.”

(f)	Paragraph 7 is hereby deleted in its entirety and replaced with the following:

“7.	Termination for Disability. The Company may terminate your employment under this Agreement for “Disability” (defined by reference to the employee long-term disability plan of the Company or a subsidiary that covers you) at any time during the Term by written notice to you in accordance with the Company’s Executive Severance Plan at least 30 days prior to the date of such termination.”

(g)	Subparagraph 10(b)(i) is hereby deleted in its entirety and replaced with the following:

“(i) a material adverse change in your title of Chief Development Officer;”

(h)	Subparagraph 10(b)(iii) is hereby deleted in its entirety and replaced with the following:

“(iii) a material reduction in your authority, duties and responsibilities, viewed in the aggregate, other than such changes that the Company determines are reasonably necessary or advisable, after notice to and consultation with you, to facilitate the successful transition of your authority, duties and responsibilities at, or in anticipation of, the expiration of the Term.”

(i)	The introductory clause of paragraph 10(d) is hereby deleted in its entirety and replaced with the following:

“Termination Payments/Benefits. In the event that, during the Term, your employment terminates under any of paragraphs 6, 7, 10(b) or 10(c), you (or your estate or legal representative, if applicable) shall thereafter receive the following benefits (in each case less applicable deductions and withholding taxes); provided, however, that in no event shall you receive the following benefits if your employment terminates on your own initiative for any reason other than Good Reason:”

(j)	Subparagraphs 10(d)(i) and (iii) are hereby amended by deleting the number “2.5” in each place it appears and replacing it with “your Severance Multiple, as defined in paragraph 10(g),”.

(k)	Subparagraph 10(d)(v) is hereby deleted in its entirety and replaced with the following:

“(v)	To the extent you (and your eligible dependents) are enrolled in a Company medical and/or dental plan at the time your employment terminates and you elect to continue such coverage under COBRA or you are eligible for and elect early retiree medical benefits, within thirty (30) days of the date of your termination you will receive a lump sum payment equal to thirty (30) months of the COBRA premium in effect at the time of your termination for such coverage, which payment shall be grossed-up to cover the taxes applicable to such payment (it being understood that the payment will be included in your income for tax purposes to the extent required by law and the Company may withhold taxes from your compensation for this purpose); provided, however, that to the extent necessary to avoid a violation of Section 409A (as defined in Paragraph 22 hereof), any cash payment attributable to premiums for periods more than 18 months after your date of termination shall be paid in monthly installments at the same time that such premiums are due and payable; and”

(l)	Subparagraph 10(d)(vi) is hereby amended by deleting “the end of the Term” and replacing it with “the date which is 30 months from the date on which your employment terminates.”

(m)	Paragraph 10 is hereby amended by adding the following paragraphs (g) and (h) at the end thereof:

“(g)	Severance Multiple. For purposes of this paragraph 10, and for purposes of the Company’s Executive Severance Plan (notwithstanding any provision of that plan to the contrary), your Severance Multiple shall equal (i) in the event that your employment terminates under paragraphs 6 or 7, 2.5, and (ii) in the event that your employment terminates under paragraphs 10(b) or 10(c), the product of (x) 2.5, multiplied by (y) a fraction, (A) the numerator of which is the excess, if any, of 731 days, over the number of days that you remain continuously employed by the Company during the period commencing on January 1, 2015 through and including December 31, 2016, and (B) the denominator of which is 731 days, with the resulting product rounded to the nearest hundredth.

(h)

Severance Contingent on Release. Notwithstanding anything contained in this Agreement to the contrary, any compensation and benefits to be provided under paragraph 10(d) of this Agreement shall be provided only if you execute and do not later revoke or materially violate a release of claims in the form used by the Company under the Executive Severance Plan (with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable, compliant with applicable law and consistent with this Agreement) (the “Release”). The Release must be executed by you and become effective and irrevocable in accordance with its terms no later than the thirtieth (30th) day following the termination of your employment (the “Release Period”). In the event that the Release Period commences in one calendar year and ends in a second calendar year, the payment of the benefits provided in paragraph 10(d) shall be paid in the second calendar year, or such later date as required by paragraph 22 of this Agreement.”

(n)	Paragraph 11 is hereby deleted in its entirety and replaced with the following:

“11.	Termination Upon Expiration of Term. Notwithstanding anything contained herein or in the Company’s Executive Severance Plan to the contrary, in the event that your employment with the Company terminates for any reason or no reason on or after the expiration of the Term or any renewal thereof (including, without limitation, as a result of the Company electing not to extend the Term or your refusal to accept the Company’s proposal to renew the Term), (a) you shall not be entitled to any severance benefits under this Agreement or the Company’s Executive Severance Plan, (b) the Non-Compete Period as defined in paragraph 9(a) hereof shall terminate six (6) months after your employment terminates, and (c) you shall not be eligible to make the election under paragraph 9(i) of this Agreement (which relates to your ability to terminate your obligations under paragraph 9(a) in exchange for waiving your rights to certain compensation and benefits).”

3.	Waiver of Good Reason Claims. By signing this Amendment, and in consideration of the compensation and benefits described in the Amendment, you hereby knowingly and voluntarily waive your right to terminate your employment with the Company and its affiliates for Good Reason under paragraph 10(b) of the Employment Agreement as a result of the changes to your employment with the Company that are contemplated by this Amendment, including without limitation, the changes to your position, title, authority, duties, responsibilities, budget, geographic location or any combination thereof. This Amendment does not in any way waive any other rights that you may have under the Employment Agreement, including your right to terminate your employment for Good Reason under the Employment Agreement for reasons other than as a result of the changes to your employment contemplated by this Amendment.

4.

No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby. Except as otherwise specifically set forth herein, nothing in this Amendment shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

If the foregoing correctly sets forth our understanding, please sign, date and return all three copies of this Amendment to the undersigned for execution on behalf of the Company; after this Amendment has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between you and the Company.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

By:
Kenneth W. Lowe
Chairman, President & Chief Executive Officer

ACCEPTED AND AGREED:

Joseph G. NeCastro

Dated:

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